Exhibit 99.1

Investor Contacts	Media Contact
Nahla Azmy	Christa Bowers
(212) 836-2674	(212) 836-2605
Nahla.Azmy@alcoa.com	Christa.Bowers@alcoa.com

Dan Crookshank

RTI International Metals

(412) 893-0084

DCrookshank@rtiintl.com

ALCOA TO ACQUIRE RTI INTERNATIONAL METALS,

BOOSTING VALUE-ADD, MULTI-MATERIAL AEROSPACE PORTFOLIO

Expands Offerings Made of Titanium, Fastest Growing Aerospace Metal;

Builds Advanced Manufacturing and Materials Technologies

•	Stock-for-stock transaction with enterprise value of $1.5 billion

•	Grows Alcoa’s advanced technologies for greater innovation power; Broadens multi-material product suite to meet growing aerospace demand for titanium

•	Increases Alcoa’s 2014 pro forma aerospace revenues by 13 percent to $5.6 billion

•	Expected to contribute $1.2 billion in revenues in 2019, up from $794 million generated in 2014; RTI’s profitability expected to reach 25 percent EBITDA margin in 2019, up from 14.5 percent in 2014

•	Strong annual global aerospace market growth of 5 to 6 percent; 9-year production order book for commercial jets

NEW YORK and PITTSBURGH, March 9, 2015 – Lightweight, high-performance metals leader Alcoa (NYSE: AA) is announcing another major milestone in its transformation, further building its value-add portfolio for profitable growth. The Company has signed a definitive agreement to acquire RTI International Metals, Inc. (NYSE: RTI), a global supplier of titanium and specialty metal products and services for the commercial aerospace, defense, energy and medical device markets. Alcoa will purchase RTI in a stock-for-stock transaction with an enterprise value of $1.5 billion.

With RTI, Alcoa will grow its value-add businesses and further strengthen its aerospace portfolio. RTI will expand Alcoa’s range of titanium offerings and add advanced technologies and materials, increasing the Company’s position as a leading industrial innovator.

“Alcoa is accelerating its value-add growth engine by acquiring titanium leader RTI,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “We are combining two innovators in materials science and process technology, shifting Alcoa’s transformation into a higher gear. RTI expands our aerospace portfolio market reach and positions us to capture future growth to deliver compelling value for customers, shareholders and employees.”

“Innovation and scale are critical to winning in both the titanium and aerospace industries today, which is why this transaction is such a natural strategic fit for both RTI and Alcoa,” said Dawne Hickton, Vice Chair, President and Chief Executive Officer of RTI International Metals. “We are pleased to have an agreement with Alcoa that delivers immediate value to our shareholders that appropriately reflects the strength of our business. Through this combination of forces, RTI will take its innovative technologies to the next level and deliver even more value-add titanium solutions to meet customer needs. We look forward to continuing to accelerate RTI’s success as a part of the Alcoa team.”

Under the terms of the agreement, Alcoa will acquire all outstanding shares of RTI in a stock-for-stock transaction. RTI shareholders will receive 2.8315 Alcoa shares for each RTI share, representing a value of $41 per RTI share based on Alcoa’s closing price on March 6, 2015. The transaction has an enterprise value of $1.5 billion, including $330 million of RTI cash on hand and up to $517 million in RTI’s convertible notes.

Transaction Benefits

The acquisition will offer Alcoa financial benefits with realized net synergies of about $100 million in 2019, primarily driven by procurement and productivity improvements, leveraging Alcoa’s global shared services and driving profitable growth. Alcoa expects RTI to contribute $1.2 billion in revenues in 2019, up from $794 million generated in 2014, with 65 percent of revenues supported by contracts over the next five years. RTI is expected to reach profitability of 25 percent EBITDA margin in 2019, up from 14.5 percent in 2014.

This transaction is expected to enable Alcoa to capitalize on strong growth in the commercial aerospace sector. Alcoa projects a compounded annual global aerospace market growth rate of 5 to 6 percent through 2019 and sees a current 9-year production order book for commercial jets at 2014 delivery rates.

RTI grows Alcoa’s pro forma 2014 annual aerospace revenues by 13 percent, up from $5 billion to $5.6 billion. RTI is expected to increase Alcoa’s 2014 pro forma aerospace revenues to 37 percent of value-add sales, up from 35 percent. Alcoa’s aerospace business is the largest contributor to Alcoa’s value-add businesses.

Eighty percent of RTI’s revenues in 2014 were from the aerospace and defense industries, with the balance mainly split between other markets including energy and medical devices, complementing Alcoa’s growth markets.

Strategic Rationale

RTI brings proven midstream and downstream capabilities in titanium, the world’s fastest-growing aerospace metal. Spending on titanium aerospace mill products is expected to grow by about five percent annually over the next five years driven by high-growth, next-generation aircraft programs. RTI’s titanium operations span midstream processes such as melting, ingot casting, bloom, billet, plate and sheet production; and downstream extrusions for aerospace, oil and gas applications, high speed machining, and production of integrated subassemblies primarily for aerospace. These capabilities complement Alcoa’s titanium investment casting and forging capabilities, and will enable a value-creating closed titanium scrap loop. RTI will increase the percentage of Alcoa’s non-aluminum downstream revenues to 64 percent of total downstream sales.

RTI will expand Alcoa’s advanced manufacturing and materials technologies. Its high-velocity machining, forming, extruding and parts assembly operations will enable Alcoa to produce some of the largest, most complex aerospace components. Advanced titanium powder metallurgy and processing technology will enable cost-effective production of near net shape aerospace components, as well as medical devices and oil and gas products. RTI will expand Alcoa’s additive manufacturing capabilities, such as 3-D printing, to produce titanium, specialty metals and plastic parts for aerospace, medical and energy applications. RTI also grows Alcoa’s portfolio of cutting-edge materials, including titanium-aluminides, complementing Alcoa’s industry leadership in metallics. Titanium-aluminides are increasingly used to manufacture lightweight, aerodynamic jet engine parts for high-volume, next-generation jet engines.

Timing

The transaction, which has been approved by the Boards of Directors of both companies, remains subject to customary conditions and receipt of regulatory approvals and RTI shareholder approval. Alcoa and RTI expect to obtain all required regulatory clearances and RTI shareholder approval in order to close the transaction in three to six months.

Greenhill & Co. and Morgan Stanley are acting as financial advisors to Alcoa, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel. Barclays is acting as the sole financial advisor to RTI, and Jones Day is serving as legal counsel.

Conference Call Information

Alcoa will host a conference call at 8:30 AM Eastern Daylight Time on March 9, 2015 to discuss the transaction. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials used during this meeting will be available for viewing at 7:15 AM EDT at www.alcoa.com. A replay of the call will be available from 12:30 PM EDT on March 9 until March 23 at 11:59 PM EDT.

Additional resources: Go to www.alcoa.com/RTI for more information, photos and b-roll.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 59,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

About RTI International Metals

RTI International Metals, Inc. is a leading vertically integrated global supplier of advanced titanium and specialty metal products and services to commercial aerospace, defense, energy, medical device and other customers across the entire supply chain. For more than 60 years, RTI has been taking titanium further through advanced manufacturing and engineering processes. RTI delivers a full range of titanium mill products as well as other titanium and specialty metals products and services including extruded shapes, formed and 3D-printed parts, and precision engineered and machined components through our downstream integrated supply chain.

Headquartered in Pittsburgh, PA, RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

Forward-Looking Statements

Certain statements in this release, including statements regarding the proposed acquisition of RTI International Metals (RTI) by Alcoa, the expected timing, closing and benefits of the transaction, the expected synergies, the expected contribution of RTI to Alcoa’s revenues and profitability, the expected acceleration of Alcoa’s portfolio transformation, the expected size, scope and growth of the combined company’s operations and the markets in which it will operate, including the aerospace market, the anticipated issuance of Alcoa common stock in exchange for RTI stock in the transaction, as well as Alcoa’s plans, objectives, strategy, and intentions, may contain words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” or other words of similar meaning that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Alcoa’s current expectations, estimates, forecasts and projections about the proposed transaction and the operating environment, economies and markets in which Alcoa and RTI operate. In making these statements, Alcoa has made assumptions with respect to: the ability of Alcoa and RTI to achieve expected synergies and the timing of same; the ability of Alcoa and RTI to predict and adapt to changing customer requirements, demand, and preferences; future capital expenditures, including the amount and nature thereof; trends and developments in the aerospace, metals engineering (including aluminum and titanium), advanced manufacturing, and other sectors of the economy that are related to these sectors; business strategy and outlook; expansion and growth of business and operations; credit risks; future results being similar to historical results; expectations related to future general economic and market conditions; and other matters, many of which are beyond Alcoa’s control. Alcoa’s beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change and may prove to be inaccurate. Actual results or events could differ materially from those contemplated in forward-looking statements as a result of numerous risks and uncertainties, including: (a) the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, which could result in additional demands on Alcoa’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns; (b) the effect of an increased number of Alcoa shares outstanding as a result of the proposed transaction; (c) the possibility that certain assumptions with respect to RTI or the proposed transaction could prove to be inaccurate; (d) failure to receive the required votes of RTI’s shareholders to approve the transaction; (e) failure to receive, delays in the receipt of, or unacceptable or burdensome conditions imposed in connection with, all required regulatory approvals of the proposed transaction, or the failure to satisfy the other closing conditions to the proposed transaction; (f) the potential failure to retain key employees of Alcoa or RTI as a result of the proposed transaction or during integration of the businesses; (g) potential sales of Alcoa common stock issued in the acquisition; (h) the potential loss of customers, suppliers, and other business relationships of Alcoa or RTI as a result of the transaction; (i) consequences of investigations by governmental agencies or regulatory authorities; (j) the failure to capitalize on anticipated growth in the commercial aerospace market; and (k) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2014, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market. Nothing on Alcoa’s website is included or incorporated by reference herein.

Additional Information and Where to Find It

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed business combination transaction between Alcoa and RTI will be submitted to the shareholders of RTI for their consideration. Alcoa will file with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 that will include a proxy statement of RTI that also constitutes a prospectus of Alcoa. RTI will provide the proxy statement/prospectus to its shareholders. Alcoa and RTI also plan to file other documents with the SEC regarding the proposed transaction. This document is not a substitute for any prospectus, proxy statement or any other document which Alcoa or RTI may file with the SEC in connection with the proposed transaction. INVESTORS

AND SECURITY HOLDERS OF RTI ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Alcoa’s website (www.alcoa.com). You may also obtain these documents, free of charge, from RTI’s website (www.rtiintl.com).

Participants in the Solicitation

Alcoa, RTI, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from RTI shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of RTI shareholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Alcoa’s executive officers and directors in its definitive proxy statement filed with the SEC on March 18, 2014 and in its Annual Report on Form 10-K filed with the SEC on February 19, 2015. You can find information about RTI’s executive officers and directors in its definitive proxy statement filed with the SEC on March 28, 2014 and in its Annual Report on Form 10-K filed with the SEC on February 26, 2015. Additional information about Alcoa’s executive officers and directors and RTI’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from Alcoa and RTI as described in the preceding paragraph.

RTI Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to RTI and Alcoa, the management of either such company or the proposed transaction between RTI and Alcoa, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. RTI and Alcoa undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; restrictions imposed by outstanding indebtedness; worldwide and regional economic, business, and political conditions; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; ability to compete with others in the industries in which RTI and Alcoa operate; effects of compliance with laws; fluctuations in the value of currencies in major areas where operations are located; matters relating to operating facilities; effect and costs of claims (known or unknown) relating to litigation and environmental remediation; ability to develop and further enhance technology and proprietary know-how; ability to attract and retain key personnel; escalation in the cost of providing employee health care; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the requisite vote of the shareholders of RTI and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in RTI’s and Alcoa’s respective reports filed with the SEC, including RTI’s annual report on Form 10-K for the year ended December 31, 2014 and Alcoa’s annual report on Form 10-K for the year ended December 31, 2014, in each case, as such reports may have been amended. This document speaks only as of its date, and RTI and Alcoa each disclaims any duty to update the information herein.